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                                                                       Exhibit 5



                                   AMENDMENT NO. 1
                                          TO
                             PURCHASE AND SALE AGREEMENT

    THIS AGREEMENT made and to be effective as of October 29, 1996, by and between QUANTUM CHEMICAL CORPORATION, a Virginia corporation having its principal offices at 11500 Northlake Drive, Cincinnati, Ohio 45249 ("Quantum"), and FIX-CORP INTERNATIONAL, INC., an Ohio Corporation, having its principal offices at 27040 Cedar Road, Suite 218, Cleveland, Ohio 44122 ("Buyer");
                                     WITNESSETH:
    WHEREAS, Quantum and Buyer have entered into a Purchase and Sale Agreement dated August 14, 1996 (the "Agreement") for the sale and purchase of the Assets, as that term is defined in the Agreement; and WHEREAS, Quantum and Buyer now wish to amend the Agreement so as to extend the time for Closing.

NOW, THEREFORE, in consideration of the mutual agreements set forth in this Amendment No. 1 and other good and valuable consideration, the parties to the Agreement and this Amendment agree as follows.

    1.   EXTENSION OF TIME FOR CLOSING.

    1.01. Quantum agrees to extend the Closing, as that term is defined in the Agreement, for thirty (30) days commencing from November 1, 1996 in exchange for Buyer paying Quantum the sum of Seventy-five Thousand Dollars ($75,000.00) via wire transfer. This wire transfer must be made by Buyer prior to 3:00 p.m. EST on Wednesday, October 30, 1996 or this Amendment and the Agreement will terminate as of 5:00 p.m. EST Wednesday, October 30, 1996.

    1.02. If so requested in writing by Buyer, Quantum will agree to a second extension of the Closing for thirty one (31) days commencing from December 1, 1996 in exchange for Buyer paying Quantum the sum of Seventy-five Thousand Dollars ($75,000.00) via wire transfer.


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Receipt of this wire transfer must be confirmed by Quantum by 3:00 p.m. EST on or before November 30, 1996, or this Amendment and the Agreement will terminate as set forth in Section 3, below.

    1.03. If so requested in writing by Buyer, Quantum will agree to a third extension of the Closing for thirty one (31) days commencing from January 1, 1997 in exchange for Buyer paying Quantum the sum of One Hundred Thousand Dollars ($100,000.00) via wire transfer. Receipt of this wire transfer must be confirmed by Quantum by 3.00 p.m. EST on or before December 31, 1996, or this Amendment and the Agreement will terminate as set forth in Section 3, below.

    1.04. After the third extension of the Closing, no further extensions of the Closing may be requested by Buyer, none shall be granted by Quantum and all sums paid by Buyer to Quantum shall be retained by Quantum in accordance with Section 3, below.

    2. CREDITS TOWARD CLOSING. In the event Closing takes place prior to the expiration of any extension period, all payments made by Buyer to Quantum pursuant to Sections 1.01, 1.02 and 1.03, above, shall be credited towards the Purchase Price and shall reduce the amount due to Quantum from Buyer at Closing pursuant to Section 2.02(b) of the Agreement.

    3. FAILURE TO CLOSE. In the event the Buyer fails to Close through no fault of Quantum prior to the expiration of an extension period or Buyer fails to timely request a second or third extension of the Closing or Buyer fails to wire transfer payments for extensions of time to Close by the dates set forth in Sections 1.01, 1.02 or 1.03, above, the Agreement shall immediately terminate. In such event, Quantum shall retain, without any recourse by Buyer whatsoever, all sums paid to it by Buyer pursuant to Section 2.02(a) of the Agreement and Sections 1.01, 1.02 and 1.03 of this Amendment as liquidated damages and not as a penalty.

    4.0 This Amendment may be executed in two counterparts each of which shall be deemed an original. This Amendment and any counterpart so executed shall be deemed to be one and the same instrument.


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    IN WITNESS WHEREOF, the parties to this Agreement have caused this
Agreement to be duly executed by their authorized representatives as of the day and year first set forth above.

QUANTUM CHEMICAL CORPORATION      FIX-CORP INTERNATIONAL, INC.



By: /s/ Dale H. Spiess            By: /s/ Mark Fixler, Pres.
   ----------------------            ---------------------------

Attest: /s/ Michael D. Ferro      Attest: /s/ Sherry L. Durst,
       ----------------------             Assisant Secretary
        Michael D. Ferro,                -----------------------
        Attorney at Law
        Notary Public-State of Ohio
        My commission has no expiration
        date Section 147.03 ORC

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